UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 23, 2008, the Board of Directors approved a revised form of indemnification agreement for each of the Company’s executive officers and each member of the Board of Directors. Among other provisions, the new indemnification agreement expands the specific circumstances giving rise to indemnification, including advancement of expenses incurred if the indemnitee has to go to court against the Company to get indemnification, unless the Company determines through an authorized reviewing party that indemnification would not be permitted under applicable state law. The new indemnification agreement also expressly provides for partial indemnity where the indemnitee is entitled to indemnification for some but not all expenses related to some but not all claims, provides a tax gross-up to protect the indemnitee from the possibility that indemnity payments by the Company may be characterized as deemed income, and requires the Company to periodically determine whether or not to obtain directors' and officers' liability insurance, to include the indemnitee under any such coverage, and to maintain any such coverage for a period of six years after a change in control of the Company.

Item 5.02.  Compensatory Arrangements of Principal Officers.

On July 23, 2008, the Compensation Committee of the Board of Directors approved a performance-based incentive compensation plan for the first half of fiscal 2009 for Gary L. Lau, Senior Vice President, Federal Sales. The plan provides for a quarterly incentive payment based on the level of product bookings and/or revenue for the Federal Government business, with a target quarterly payment of $50,000 for 100% achievement of specified sales goals. The actual bonuses payable to Mr. Lau will vary depending on the extent to which actual performance meets, exceeds, or falls short of the specified goals. For the first quarter of the fiscal year, the amount of incentive earned was determined by multiplying the quarterly target by the percent of the revenue plan achieved and by a bookings multiplier, described below. For the second quarter, the amount will be determined by multiplying the quarterly target by a bookings multiplier. The bookings multiplier is determined as follows:  if less than 100% of the bookings plan is achieved, the multiplier will be equal to the percent of the bookings plan achieved; at 100%, the multiplier will become 1.1; at 110%, the multiplier will become 1.2; at 120%, the multiplier will become 1.4; at 130%, the multiplier will become 1.6; at 140%, the multiplier will become 1.8; and at 150%, the multiplier will become 2.0, which is the maximum number for the multiplier.

On July 23, 2008, upon approval of the Compensation Committee of the Board of Directors, the Company entered into an expanded change of control agreement with Mr. Lau, in the same form as the change of control agreements in place with the other executive officers of the Company. The existing agreements with all executive officers provide for immediate vesting of all the officer’s outstanding stock options and restricted stock in the event of the officer’s termination of employment within one year after a “corporate transaction” or “change of control,” as those terms are defined in the Company’s 1993 Option Plan. Under these agreements, termination of employment includes either termination by the Company for reasons other than cause or disability, or resignation by the officer for certain “good reasons,” including a material reduction or alteration in authority, status or responsibility; a material reduction in base compensation; or relocation of the principal place of work. The expanded agreements in place with the other executive officers and now with Mr. Lau, further provide that, upon a termination under such circumstances, the Company will provide to the officer a severance payment equal to one year’s base salary, and will pay the premiums for the officer’s medical, dental, life and disability insurance for one year following the date of termination of employment, subject to execution and delivery by the officer of the Company’s standard form of release. If the triggering event had taken place at the end of the last fiscal year, Mr. Lau would have received his base salary of $200,000 as severance.

Item 9.01. Exhibits.

(d)

Exhibits

10.39	(1) *

Form of Change of Control Agreement entered into on May 5, 2006 between the Company and each of C. Nicholas Keating, Jr., John F. McGrath, Jr., Talbot Harty and Frank Slattery and on July 23, 2008 with Gary L. Lau.

10.44		Form of Director and Officer Indemnification Agreement as signed by all Directors and Executive Officers of the Company.

 *

Compensation plans or arrangements in which directors and executive officers are eligible to participate.

(1)

Incorporated by reference to the Report on Form 8-K (Commission File No. 001-10255), filed with the Securities and Exchange Commission on May 11, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2008

Network Equipment Technologies, Inc.
By:	/s/ FRANK SLATTERY Frank Slattery Vice President and General Counsel